UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 22, 2026

Robinhood Markets, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40691	46-4364776

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

85 Willow Road
Menlo Park, CA 94025
(Address of principal executive offices) (Zip Code)

(844) 428-5411
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	HOOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01 Entry into a Material Agreement.

Indenture and Notes

On June 25, 2026, Robinhood Markets, Inc. (the “Company”) completed its previously announced private offering of 0.00% convertible senior notes due 2029 (the “Notes”). The Notes were sold in a private placement under a purchase agreement, dated as of June 22, 2026 (the “Purchase Agreement”), between the Company and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the Notes sold in the offering was $2.2 billion, which includes $200 million in aggregate principal amount of Notes issued pursuant to the Initial Purchasers’ option to purchase additional Notes on the same terms and conditions, which the Initial Purchasers exercised in full on June 23, 2026. The Notes were issued pursuant to an indenture, dated June 25, 2026 (the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as trustee.

The Notes are senior unsecured obligations of the Company and will mature on October 1, 2029, unless earlier converted, redeemed or repurchased. The Notes will not bear regular interest, and the principal amount of the Notes will not accrete.
At any time prior to the close of business on the business day immediately preceding July 1, 2029, the Notes are convertible at the option of the holders only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2026 (and only during such calendar quarter), if the last reported sale price of the Company’s Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s Class A common stock and the conversion rate for the Notes on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events as described in the Indenture. On or after July 1, 2029 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders of the Notes may convert all or any portion of their Notes at any time regardless of the foregoing circumstances. Upon conversion of the Notes, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of the Company’s Class A common stock or a combination of cash and shares of the Company’s Class A common stock, at the Company’s election, in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The Company may redeem (an “Optional Redemption”) for cash all or any portion of the Notes, at its option, on or after July 1, 2028 and prior to the 21st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Company’s Class A common stock has been at least 120% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus any accrued and unpaid special interest to, but excluding, the redemption date. If the Company redeems less than all the outstanding Notes, at least $200 million in aggregate principal amount of Notes must be outstanding and not subject to redemption as of the date of the relevant notice of redemption. In addition, the Notes will be redeemable, in whole but not in part, at any time if the aggregate principal amount of the Notes that remains outstanding is less than $100 million and certain other conditions are satisfied. No sinking fund is provided for the Notes.

The conversion rate for the Notes will initially be 5.7332 shares of the Company’s Class A common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $174.42 per share of Class A common stock. The initial conversion price of the Notes represents a premium of approximately 65% to the last reported sale price of the Company’s Class A common stock on the Nasdaq Global Select Market on

June 22, 2026. The conversion rate for the Notes is subject to adjustment under certain circumstances in accordance with the terms of the Indenture.

In addition, following certain corporate events that occur prior to the maturity date of the Notes or if the Company delivers a notice of redemption in respect of the Notes, the Company will, under certain circumstances, increase the conversion rate of the Notes for a holder who elects to convert its Notes (or any portion thereof) in connection with such a corporate event or convert its Notes called (or deemed called) for redemption during the related Redemption Period (as defined in the Indenture), as the case may be.

If the Company undergoes a Fundamental Change (as defined in the Indenture), holders may require, subject to certain conditions and exceptions, the Company to repurchase for cash all or any portion of their Notes at a Fundamental Change Repurchase Price (as defined in the Indenture) equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid special interest, to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Indenture includes customary covenants and sets forth certain events of default (including non-payment of principal or interest when due, breach of other obligations under the Indenture, and certain cross-acceleration events, in each case subject to grace periods and other terms specified in the Indenture) after which the Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving the Company after which the Notes become automatically due and payable.

The Indenture also provides for certain (i) limitations on mergers, consolidations and sales of all or substantially all assets of the Company and (ii) reporting obligations, among other things.

A copy of the Indenture is attached hereto as Exhibit 4.1 (including the form of the Notes attached hereto as Exhibit 4.2) and is incorporated herein by reference (and this description is qualified in its entirety by reference to such documents).

Capped Call Transactions

On June 22, 2026, in connection with the pricing of the Notes, and on June 23, 2026, in connection with the Initial Purchasers’ exercise in full of their option to purchase additional Notes, the Company also entered into privately negotiated capped call transactions (the “Capped Calls”) with certain of the Initial Purchasers or their respective affiliates and certain other financial institutions. The Capped Calls each have an initial strike price of $174.4227 per share, subject to certain adjustments, which corresponds to the initial conversion price of the Notes. The Capped Calls have initial cap prices of $237.8475 per share, subject to certain adjustments. The Capped Calls cover, subject to anti-dilution adjustments, approximately 12,613,040 shares of the Company’s Class A common stock. The Capped Calls are expected generally to reduce potential dilution to the Class A common stock upon conversion of any Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap based on the cap price. The Capped Calls are subject to either adjustment or termination upon the occurrence of specified extraordinary events affecting the Company, including a merger event; a tender offer; and a nationalization, insolvency or delisting involving the Company. In addition, the Capped Calls are subject to certain specified additional disruption events that may give rise to terminations of the Capped Calls, including changes in law; failures to deliver; and hedging disruptions.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Capped Call Confirmations, a form of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sale of Equity Securities.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Company offered and sold the Notes to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and for resale by the Initial Purchasers to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the Initial Purchasers in the Purchase Agreement.

The maximum number of shares of the Company’s Class A common stock issuable upon conversion of the Notes is 20,811,560, subject to adjustment under certain circumstances in accordance with the terms of the Indenture.
The Notes and the shares of the Company’s Class A common stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To the extent that any shares of Company’s Class A common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the Company’s Class A common stock.
Item 7.01 Regulation FD Disclosure.

On June 25, 2026, Robinhood published a press release announcing the closing of the Notes offering. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information furnished with this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

In connection with the offering of the Notes, the Company used approximately $290 million of the net proceeds from the offering of the Notes to repurchase 2,743,000 shares of the Company’s Class A common stock in privately negotiated transactions effected with or through one of the initial purchasers or its affiliate at a purchase price per share equal to $105.71, the last reported sale price of the Company’s Class A Common Stock on the Nasdaq Global Select Market on June 22, 2026.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit Number	Description
4.1	Indenture, dated June 25, 2026, between Robinhood Markets, Inc. and U.S. Bank Trust Company, National Association
4.2	Form of 0.00% Convertible Senior Note due 2029 (included in Exhibit 4.1)
10.1	Form of Capped Call Confirmation
99.1	Press release dated June 25, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Robinhood Markets, Inc.

Date:	June 25, 2026	By:	/s/ Shiv Verma
Name: Shiv Verma
Title: Chief Financial Officer